Exhibit 4.10

SECURED PROMISSORY NOTE

$200,000.00	September 18, 2015
Portland, Oregon

FOR VALUE RECEIVED, Summit Semiconductor LLC, a Delaware limited liability company (“Borrower”), promises to pay to the order of Carl Berg (“Lender”), or registered assigns, in lawful money of the United States of America, the principal sum of $200,000.00, together with accrued interest, on January 31, 2017 (the “Maturity Date”).

The following is a statement of the rights of Lender and the conditions to which this Note (the “Note”) is subject, and to which Lender, by the acceptance of this Note, agrees:

1.          Interest and Payments. Interest shall accrue on a simple interest basis on the outstanding principal balance at a rate of 10% per annum, from the date hereof until this Note is paid in full. All payments to be made by Borrower pursuant to the terms of this Note shall be made in U.S. dollars and at such place as Lender hereof may from time to time designate in writing to Borrower as follows:

(a)          On the Maturity Date, Borrower shall pay Lender the entire unpaid principal amount of this Note and all accrued unpaid interest hereon. Promptly following the payment in full of this Note, Lender shall surrender this Note to Borrower for cancellation.

2.          Prepayment. This Note may be prepaid before the Maturity Date without penalty, provided however, that (i) any prepayment made on a date that is not a regular payment date must be accompanied by interest to the next regular payment date, and (ii) such prepayment will not be credited to Borrower’s account until such regular payment date.

3.          Events of Default. The occurrence of any of the following events will constitute an “Event of Default” by Borrower: (a) Borrower fails to make any payment when due; (b) Borrower breaks any promise Borrower has made to Lender, or Borrower fails to comply with or to perform when due any other term, obligation, covenant, or condition contained in this Note, the Security Agreement, any other agreement related to this Note or the Security Agreement, or in any other agreement or loan Borrower has with Lender; (c) any representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf is false or misleading in any material respect either now or at the time made or furnished; (d) Borrower becomes insolvent, a receiver is appointed for any part of Borrower’s property, Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency laws; (e) any creditor tries to take any of Borrower’s property on or in which Lender has a lien or security interest; (f) the members of Borrower as of the date hereof cease to own and control at least 50% of Borrower’s limited liability company interests and voting rights; or (g) any of the events described in this default section occurs with respect to any guarantor of this Note.

If any Event of Default, is curable and if Borrower has not already been given a notice of a breach of the same provision of this Note, it may be cured (and no Event of Default will have occurred) if Borrower, after receiving written notice from Lender demanding cure: (a) cures the Event of Default within fifteen (15) days; or (b) if the cure requires more than fifteen (15) days, immediately initiates steps which Lender deems in Lender’s sole discretion to be sufficient to cure the Event of Default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

4.          Lender’s Rights. Upon an Event of Default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, without notice, and then Borrower will pay that amount. Upon an Event of Default, including failure to pay upon final maturity, Lender, at its option, may also, if permitted under applicable law, do one or both of the following: (a) increase the interest rate on this Note to an interest rate which is six percent (6%) per annum in excess of interest rate otherwise applicable under this Note (which increased rate is referred to as the “Default Rate”), and (b) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the Default Rate. The interest rate will not exceed the maximum rate permitted by applicable law. Lender may have or pay someone else to help collect this Note if Borrower does not pay. Borrower also will pay Lender that amount. This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and Lender’s legal expenses whether or not there is a lawsuit, including attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

5.          Security. This Note is secured by a Loan and Security Agreement of even date herewith (the “Security Agreement”) and other related security instruments to which reference is hereby made for a description of the nature and extent of the security, the rights and limitations of the rights of the holder of this Note and the terms and conditions upon which this Note is secured.

6.          Lender Advances. Lender may make advances under the Security Agreement or other instrument providing security for this Note, to protect Lender’s interest in the Security Agreement or other instrument providing security for this Note from loss of value or damage. Any money so advanced (including reasonable costs of recovery and attorneys’ fees) plus interest at the Default Rate shall become an obligation due and owing under the terms of this Note immediately upon the date advanced by Lender and is an obligation of Borrower secured by the Security Agreement or other instrument providing security for this Note.

7.          Commercial Loan. Borrower acknowledges that the proceeds of this Note are primarily for commercial, investment or business purposes, and are not for a consumer transaction (which is defined as a transaction primarily for personal, family or household purposes).

8.            Governing Law, and Jurisdiction. In the event of a lawsuit to enforce or interpret this Note, Borrower agrees, upon Lender’s request, to submit to the jurisdiction of the courts of Multnomah County, State of Oregon. This Note shall be governed by and construed in accordance with the laws of the State of Oregon, without regard to its choice of law principles.

9.            General.

(a)          This Note shall bind the heirs, personal representatives, successors and assigns of each of the undersigned.

(b)          Borrower waives protest, presentment, demand and notice of nonpayment and expressly agrees that this Note and the time for any payment under this Note may be extended from time to time without in any way affecting the undertakings of the Borrower under this Note, the Security Agreement or any other instrument securing this Note or Borrower’s obligations to Lender.

10.          Usury. Notwithstanding any provision in this Note which might otherwise be construed to the contrary, it is the desire of Lender and Borrower that the total liability for payments in the nature of interest shall not exceed the limits imposed by any applicable state or federal interest rate laws. If any payments in the nature of interest, additional interest, and other charges made under this Note are held to be in excess of the limits imposed by any applicable state or federal laws, then at Lender's option, any such excess amount shall either be refunded to Borrower or shall be considered a premium-free prepayment of principal.

11.          Further Assurances. Borrower agrees that from time to time, at its own expense, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Lender may request, in order to perfect and protect any security interest granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any collateral. Borrower hereby authorizes Lender to take all action that may be necessary or desirable to perfect and protect any security interest granted hereby, including without limitation the filing of any financing statement or continuation statement, and any amendments thereto, with the appropriate governmental offices.

12.          NOTICE TO BORROWER.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY US CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY AN AUTHORIZED REPRESENTATIVE OF LENDER TO BE ENFORCEABLE.

BORROWER:
SUMMIT SEMICONDUCTOR LLC, a Delaware limited liability company

By:
Brett Moyer, Chief Executive Officer